EXHIBIT 10.3
2019 TERM NOTE
$32,500,000.00                                            Memphis, Tennessee
November 7, 2019
FOR VALUE RECEIVED, the undersigned FIRST GUARANTY BANCSHARES, INC., a Louisiana corporation (“Maker”), promises to pay to the order of FIRST HORIZON BANK (formerly known as First Tennessee Bank National Association), having its principal place of business in Memphis, Tennessee (“Bank”), the principal sum of THIRTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($32,500,000.00), together with interest from date until maturity, upon disbursed and unpaid principal balances, at the rate hereinafter specified, said principal and interest being payable as follows:
the unpaid principal balance hereof shall be payable in 21 consecutive principal installments, installment nos. 1 to 20, both inclusive, being quarterly payments in the amount of Eight Hundred Twelve Thousand Five Hundred Dollars ($812,500.00) each, and installment no. 21 being for the entire unpaid principal balance, the first of said installments of principal being due and payable on the first (1st) day of January 2020, and one on the first (1st) day of each calendar quarter thereafter until all are fully paid (with the final installment, being a balloon payment for the entire then-unpaid principal balance, if not sooner paid, being due and payable on the 7th day of November, 2024); and interest on the indebtedness hereby evidenced shall be paid concurrently with the payment of such principal installments; provided, however, that in any case where the date for a payment hereunder shall be, in Memphis, Tennessee, a Saturday, a Sunday, a legal holiday, or a day on which banking institutions are authorized by law to close, then such performance may be made on the next succeeding business day not a Saturday, a Sunday, a legal holiday, or a day on which banking institutions are authorized by law to close.
This Note is being issued pursuant to that certain Loan Agreement, dated December 22, 2015, as amended to date, between the Maker and the Bank, as said agreement may be amended or modified (the “Loan Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.
The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime rate as published in the Wall Street Journal.  When a range of rates has been published, the higher of the rates will be used (the “Index”).  The Index is not necessarily the lowest rate charged by Bank on its loans.  If the Index becomes unavailable during the term of this loan, the Bank may designate a substitute index after notice to the Maker.  The Bank will tell the Maker the current Index rate upon the Maker’s request.  The interest rate change will not occur more often than each day.  The Maker understands that the Bank may make loans based on other rates as well.   The Index currently is 4.75% per annum. The interest rate to be applied to the unpaid principal balance of this Note (the “Contract Rate”) will be at a rate equal to the Index less .70% (the “Margin”), provided, in no event shall the Contract Rate ever be less than three percent (3.00%), which results in an initial rate of 4.05% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. NOTICE:  Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.
The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.
In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the lesser of (a) ten percent (10.00%) per annum or (b) the maximum effective variable contract rate which may be charged by the Bank under applicable law from time to time in effect (the “Maximum Rate).
Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Bank, at its option, may charge, and the Maker agrees to pay, interest on disbursed and unpaid principal balances at the default rate (the “Default Rate”) per annum equal to the lesser of (a) the Maximum Rate or (b) (i) the Contract Rate plus (ii) four percent (4.00%).
Any amounts not paid when due hereunder (whether by acceleration or otherwise), subject to any applicable grace or notice and cure period set forth in the Loan Agreement, shall bear interest after maturity at the Default Rate.
For any payment which is not made within ten (10) days of the due date for such payment, the Maker shall pay a late fee. The late fee shall equal five percent (5%) of the unpaid portion of the past-due payment.
This Note is secured by the Pledge Agreement.
All installments of interest, and the principal hereof, are payable at the office of First Tennessee Bank National Association, 165 Madison Avenue, Memphis, Tennessee 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

Upon the occurrence of any Event of Default under the Loan Agreement, then and in any such event, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the holder hereof, at once become due and payable, without demand or notice, the same being expressly waived and Bank may exercise any right, power or remedy permitted by law or equity, or as set forth herein or in the Loan Agreement or any other Loan Document.
If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Bank, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney’s fee. These include, but are not limited to, the Bank’s reasonable attorney’s fees and legal expenses, whether or not there is a lawsuit, including attorney’s fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) and appeals.
The Bank and the Maker hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Bank or Maker against the other.
To the extent permitted by applicable law, the Bank reserves a right of setoff in all the Maker’s accounts with the Bank (whether checking, savings, or some other account). This includes all accounts the Maker may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. The Maker authorizes the Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at the Bank’s option, to administratively freeze all such accounts to allow the Bank to protect the Bank’s charge and setoff rights provided in this paragraph.
The undersigned agrees to furnish a current financial statement as provided in the Loan Agreement, and further agrees to execute and deliver all other instruments and take such other actions as the Bank may from time to time reasonably request in order to carry out the provisions and intent hereof.
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each business entity that opens an account. What this means to Maker: When Maker opens an account, the Bank will ask for Federal Tax Identification Number, physical street address, full legal name of the Maker and other information that will allow the Bank to identify Maker. The Bank may also ask Maker to provide copies of certain documents that will aid in confirming this information.
The Maker and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability thereon. Maker agrees that borrowers, endorsers, guarantors and sureties may be added or released without notice and without affecting Maker’s liability hereunder. The liability of Maker shall not be affected by the failure of Bank to perfect or otherwise obtain or maintain the priority or validity of any security interest in any collateral. The liability of Maker shall be absolute and unconditional and without regard to the liability of any other party hereto.
It is the intention of the Bank and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the holder hereof and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and the Maker that is in conflict with the provisions of this paragraph.
This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.
The principal amount of this Note may be prepaid in whole or in part at any time, and from time to time without penalty or premium, provided, however, that if an Interest Rate Swap has been entered into in connection with this Note, any full or partial prepayments of principal amounts due under this Note may require termination or adjustment of the Interest Rate Swap and may result in a payment due from Maker per the terms and conditions of the Interest Rate Swap.
Bank is hereby authorized to disclose any financial or other information about Maker to any regulatory body or agency having jurisdiction over Bank and to any present, future or prospective participant or successor in interest in any loan or other financial accommodation made by Bank to Maker. The information provided may include, without limitation, amounts, terms, balances, payment history, return item history and any financial or other information about Maker. However, subject to applicable law, Bank shall use reasonable efforts to protect the confidentiality of the terms and conditions of the Loan in all other respects.
The invalidity or unenforceability of any one or more provisions of this Note shall not render any other provision invalid or unenforceable. In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.
The covenants, conditions, waivers, releases and agreements contained in this Note shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Note cannot be assigned by Maker without the prior written consent of Bank, and any such assignment or attempted assignment by Maker without consent shall be void and of no effect with respect to Bank.
Subject to the terms of the Loan Agreement, Bank may from time to time sell or assign, in whole or in part, or grant participations in, the Loan, this Note and/or the obligations evidenced thereby. The holder of any such sale, assignment or participation, if the applicable agreement between Bank and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Bank; and (b) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to Maker, in each case as fully as though Maker were directly indebted to such holder. Bank shall give notice to Maker of such sale, assignment or participation in accordance with the terms of the Loan Agreement.
Maker hereby consents that any action or proceeding against it be commenced and maintained in any state or federal court sitting in Memphis, Shelby County, Tennessee, by service of process on any such owner, partner and/or officer; and Maker agrees that such courts of the State shall have jurisdiction with respect to the subject matter hereof and the person of Maker and all collateral securing the obligations of Maker. Maker agrees not to assert any defense to any action or proceeding initiated by Bank based upon improper venue or inconvenient forum.

Signature page to follow

FIRST GUARANTY BANCSHARES, INC.

By: /s/ Alton B. Lewis, Jr.
Printed Name: Alton B. Lewis, Jr.
Title: President and Chief Executive Officer

MAKER

Signature page to 2019 Term Note